Addendum to Form 4 of

Ronald Croatti

February 9, 2007

(1)	Represents shares owned directly by Ronald D. Croatti.

(2)

Represents shares owned directly by The Marie Croatti QTIP Trust, of which Ronald D. Croatti is a trustee. Ronald D. Croatti disclaims beneficial ownership of these reported securities, except to the extent of his pecuriary interest therein, and this report shall not be deemed an admission that he is the beneficial owner of these securities for purposes of Section 16 or any other purpose.

(3)

Represents shares owned directly by The Red Cat Limited Partnership, a 10% beneficial owner of the issuer, and indirectly by each of Red Cat Management Associates, Inc., Ronald D. Croatti and Cynthia Croatti. Red Cat Management Associates, Inc. is the general partner of The Red Cat Limited Partnership. Ronald D. Croatti and Cynthia Croatti are officers, directors and shareholders of Red Cat Management Associates, Inc. Each of the aforementioned reporting persons disclaims beneficial ownership of these reported securities, except to the extent of his, her or its pecuniary interest therein, and this report shall not be deemed an admission that such reporting person is the beneficial owner of these securities for purposes of Section 16 or any other purpose.

(4)

Represents shares owned directly by The Queue Limited Partnership, a 10% beneficial owner of the issuer, and indirectly by each of Queue Management Associates, Inc., Ronald D. Croatti, Cynthia Croatti and Cecelia Levenstein. Queue Management Associates, Inc. is the general partner of The Queue Limited Partnership. Ronald D. Croatti and Cynthia Croatti are officers, directors and shareholders of Queue Management Associates, Inc., and Cecelia Levenstein is a director and shareholder of Queue Management Associates, Inc. On February 9, 2007, The Marie Croatti QTIP Trust, of which Ronald D. Croatti is a trustee, transferred an aggregate 99.9% limited partnership interest in The Queue Limited Partnership to a series of trusts, of which he is not a trustee. The securities held by The Queue Limited Partnership were not transferred and continue to be owned directly by The Queue Limited Partnership. The consideration to be paid by each of the aforementioned trusts in exchange for its respective limited partnership interest in The Queue Limited Partnership will be determined by the parties at a later date. Each of the aforementioned reporting persons disclaims beneficial ownership of these reported securities, except to the extent of his, her or its pecuniary interest therein, and this report shall not be deemed an admission that such reporting person is the beneficial owner of these securities for purposes of Section 16 or any other purpose.

(5)

Represents shares owned indirectly by Ronald D. Croatti as the manager of a limited liability company, MMC Trust LLC. Ronald D. Croatti disclaims beneficial ownership of these reported securities, except to the extent of his pecuniary interest therein, and this report shall not be deemed an admission that he is the beneficial owner of these securities for purposes of Section 16 or any other purpose.